Exhibit 6.3

FIRST AMENDMENT TO REVENUE LOAN AND SECURITY AGREEMENT

This first amendment (this “Amendment”) to that certain Revenue Loan and Security Agreement dated April 29, 2020 (the “Agreement”), by and among NowRx, Inc., a Delaware corporation (the “Company”), Cary Breese (the “Key Person”), and Decathlon Alpha IV, L.P., a Delaware limited partnership (“Lender”), is effective May 5, 2021 (the “First Amendment Date”). Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

The Company desires to obtain from Lender a Subsequent Advance in the amount of $1,000,000 but has not satisfied the conditions to a Subsequent Advance required by the Agreement. In connection with and as a material inducement to Lender to make such Subsequent Advance, Company desires to make certain amendments to the Agreement as provided herein.

The Company and the Lender agree as follows:

1.             Subsequent Advance. Pursuant to Section 2.1(b) of the Agreement, the Company hereby requests from Lender a Subsequent Advance in the amount of $1,000,000. In connection with and as a further condition to the advancement of the requested Subsequent Advance by Lender to the Company, the Company hereby certifies to Lender:

1.1.            the amount of all Advances previously advanced to the Company by Lender plus the additional Subsequent Advance requested hereby does not exceed the Revenue Loan Amount;

1.2.            the amount of all previous Subsequent Advances plus the new Subsequent Advance requested does not exceed the amount of Subsequent Advances for the applicable Advance Period;

1.3.            all information contained in the most recent Certificate of Perfection delivered by the Company to Lender is accurate and complete as of the date hereof;

1.4.            (i) Company is not in default and no Event of Default has occurred and (ii) all representations and warranties of Company in Article 3 are true as of the date hereof; and

1.5.            except as provided in Section 3 of this Amendment, the Company has performed and complied with all covenants, agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with by it on or before receiving the Subsequent Advance requested hereby.

2.	Amendments.

2.1.            Schedule 11.3. An amended and restated Schedule 11.3 to the Agreement is attached hereto as Schedule 11.3.

3.             Limited Waiver. Lender acknowledges that Company has not satisfied the Subsequent Advance conditions set forth in paragraphs 6 through 9 of Schedule 2.1(b) of the Agreement. Lender hereby waives the Company’s obligation to comply with such conditions solely for the purpose of making the Subsequent Advance requested hereby. The foregoing acknowledgement and waiver by Lender is not intended to be, and shall not be construed as, a waiver of (i) any Event of Default or other breach of the Agreement (including the Company’s failure to make monthly payments as required by Section 2.3(b) of the Agreement or any future Event of Default or other breach of the Agreement), (ii) any of the rights or remedies of Lender, (iii) any obligations of Company under the Agreement, or (iv) any other current or future conditions set forth in the Agreement (including conditions to any requests for any additional Subsequent Advances).

4.             Transaction Costs. Pursuant to Section 12.7 of the Agreement and in connection with the Subsequent Advance contemplated by this Amendment, the Company will reimburse Lender for all fees and expenses incurred by Lender relating to this Amendment and the making of the contemplated Subsequent Advance. Lender will withhold $500 of the Subsequent Advance requested hereby and apply it towards Company’s obligation to pay Lender’s fees and expenses incurred in connection with this Amendment.

5.             No Other Changes. In all other respects, the Agreement remains in full force and effect.

[Signatures on following page]

The parties have executed this Amendment as of the First Amendment Date.

COMPANY:

NOWRX, INC.

By:
Cary Breese, Chief Executive Officer

LENDER:

DECATHLON ALPHA IV, L.P.

By: Decathlon Alpha GP IV, LLC
Its: General Partner

By:
John Borchers, Managing Director

KEY PERSON:

By:
Cary Breese

[Signature page to First Amendment to Revenue Loan and Security Agreement]

SCHEDULE 11.3

MINIMUM INTEREST

(a)

Subject to adjustment as provided in the Agreement (including without limitation pursuant to parts (b) and (c) below), the “Minimum Interest” means the amount shown below in the column headed Minimum Interest opposite the applicable period during which the Payoff Date occurs:

Period During Which the Payoff Date Occurs	Minimum Interest
On or before 6 months after the Effective Date	0.35 times the Amount Advanced
After 6 months and on or before 12 months after the Effective Date	0.45 times the Amount Advanced
After 12 months and on or before 18 months after the Effective Date	0.55 times the Amount Advanced
After 18 months and on or before 24 months after the Effective Date	0.65 times the Amount Advanced
After 24 months and on or before 30 months after the Effective Date	0.80 times the Amount Advanced
After 30 months after the Effective Date	1.00 times the Amount Advanced

For the avoidance of doubt, any increases to the Minimum Interest made pursuant to Section 8.2 of the Agreement will be cumulative and will apply throughout the remainder of the term of the Agreement for each period set forth in the table above.

(b)

If the Revenue or Reported Revenue is not equal to at least 75% of Projected Revenue (the “MI Threshold”) for any Revenue Test Period, then the Minimum Interest multiple will increase, automatically and without notice from Lender, by 0.10 throughout the remainder of the term of the Agreement for each period set forth in the table in part (a) of this Schedule 11.3. For each incremental 10% that the Projected Revenue is lower than the MI Threshold, the Minimum Interest multiple will increase, automatically and without notice from Lender, by an additional 0.05 throughout the remainder of the term of the Agreement for each period set forth in the table in part (a) of this Schedule 11.3.

If Company fails to meet the MI Threshold for two or more Revenue Test Periods, the adjustments made pursuant to part (b) of this Schedule 11.3 will be cumulative. There is no limit to the number of adjustments that may be made pursuant to part (b) of this Schedule 11.3.

(c)

Attached to the end of this Schedule 11.3 is an addendum containing the Company’s cash flow projections through March 31, 2022. If the Company’s Actual Burn Rate during the Burn Rate Period exceeds its Projected Burn Rate for the same period (i.e., if the Company’s financial performance is worse than projected), then each of the Minimum Interest multiples set forth in the table in part (a) of this Schedule 11.3 will increase, automatically and without notice from Lender, by 0.01 times the Amount Advanced for each month occurring in whole or in part during the Burn Rate Period.

For example, if the Company completed a Qualified Financing during August 2021, then (i) each of the Minimum Interest multiples set forth in the table in part (a) of this Schedule 11.3 would increase by 0.03 times the Amount Advanced (i.e., a 0.01x increase for each of June, July, and August) if the Actual Burn Rate exceeded the Projected Burn Rate for the Burn Rate Period, and (ii) there would be no increase to the Minimum Interest multiples pursuant to this part (c) if the Actual Burn Rate was less than the Projected Burn Rate for the Burn Rate Period.

For purposes of this Schedule 11.3, the following terms have the meanings set forth below:

“Actual Burn Rate” means the Company’s actual operating losses during the Burn Rate Period after payment to Lender of the monthly payments required by Section 2.3(b) of the Agreement.

“Burn Rate Period” means the period beginning June 2021 and ending on the earlier of (i) March 31, 2022 and (ii) the date on which the Company completes a Qualified Financing. The “Burn Rate Period” includes the partial month during which the Company completes the Qualified Financing.

“Projected Burn Rate” means the amount of the Company’s projected operating losses set forth under the row titled “Net Cash Burn” of the addendum attached to the end of this Schedule 11.3 for the Burn Rate Period.

“Qualified Financing” means a sale of equity securities of the Company that results in the Company receiving at least $10,000,000 in gross proceeds at the closing.

Addendum to Schedule 11.3

Projected Net Cash Burn Rate

See attached.

NowRx
Cash Flow Projections
4-15-2021	2021												2022
	Forecast												Forecast
	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar
Pharmacy Sales
MTNV	680,000	707,200	735,488	764,908	795,504	827,324	860,417	894,834	930,627	967,852	1,006,566	1,046,829	1,088,702	1,132,250	1,177,540
SJCE	240,000	249,600	259,584	269,967	280,766	291,997	303,677	315,824	328,457	341,595	355,259	369,469	384,248	399,618	415,602
IRVN	250,000	260,000	270,400	281,216	292,465	304,163	316,330	328,983	342,142	355,828	370,061	384,864	400,258	416,268	432,919
BURL	185,000	192,400	200,096	208,100	216,424	225,081	234,084	243,447	253,185	263,313	273,845	284,799	296,191	308,039	320,360
Total Existing Locations	1,355,000	1,409,200	1,465,568	1,524,191	1,585,158	1,648,565	1,714,507	1,783,088	1,854,411	1,928,588	2,005,731	2,085,960	2,169,399	2,256,175	2,346,422
Phoenix/Mesa	25,000	35,000	50,000	55,000	60,500	66,550	73,205	80,526	88,578	97,436	107,179	117,897	129,687	142,656	156,921
Pleasanton	1,000	5,000	15,000	25,000	35,000	50,000	70,000	77,000	84,700	93,170	102,487	112,736	124,009	136,410	150,051
Hayward	0	0	5,000	15,000	25,000	35,000	50,000	70,000	77,000	84,700	93,170	102,487	112,736	124,009	136,410
Van Nuys	0	0	5,000	15,000	25,000	35,000	50,000	70,000	77,000	84,700	93,170	102,487	112,736	124,009	136,410
Total New Locations	26,000	40,000	75,000	110,000	145,500	186,550	243,205	297,526	327,278	360,006	396,006	435,607	479,168	527,085	579,793

Total Sales	1,381,000	1,449,200	1,540,568	1,634,191	1,730,658	1,835,115	1,957,712	2,080,613	2,181,689	2,288,593	2,401,737	2,521,567	2,648,566	2,783,259	2,926,215

Pharmacy COGS

Gross Profit	207,150	188,396	200,274	212,445	224,986	238,565	274,080	291,286	305,436	320,403	336,243	378,235	397,285	417,489	438,932

Pharmacy Operating Expenses

Total Pharmacy Operating Expenses	489,000	495,224	501,356	512,385	538,303	541,167	580,353	564,225	577,733	626,790	600,952	606,790	611,773	618,044	623,388

Pharmacy Operations Profit (Loss)
MTNV	(17,000)	(28,288)	(25,742)	(22,947)	(19,888)	(18,615)	(9,895)	(8,948)	(7,445)	(6,291)	(5,033)	5,234	6,532	6,793	8,243
SJCE	(34,000)	(37,552)	(36,254)	(39,904)	(38,500)	(42,040)	(37,485)	(35,785)	(39,016)	(37,177)	(35,264)	(29,580)	(27,363)	(25,057)	(22,660)
IRVN	(32,500)	(36,200)	(34,848)	(38,442)	(36,980)	(40,459)	(35,714)	(33,942)	(37,100)	(35,184)	(33,191)	(27,270)	(24,961)	(22,560)	(20,062)
BURL	(32,250)	(39,988)	(38,988)	(37,947)	(36,865)	(40,739)	(37,228)	(35,917)	(34,554)	(38,136)	(36,662)	(32,280)	(30,571)	(28,794)	(26,946)
SPEC
Phoenix/Mesa	(46,250)	(45,450)	(48,500)	(47,850)	(47,135)	(46,349)	(44,751)	(48,726)	(47,599)	(46,359)	(44,995)	(42,315)	(40,547)	(38,602)	(36,462)
Pleasanton	(49,850)	(49,350)	(48,050)	(46,750)	(45,450)	(43,500)	(40,200)	(39,220)	(38,142)	(36,956)	(35,652)	(33,090)	(31,399)	(29,538)	(27,492)
Hayward	(30,000)	(35,000)	(34,350)	(33,050)	(36,750)	(35,450)	(38,000)	(35,200)	(34,220)	(38,142)	(36,956)	(34,627)	(33,090)	(31,399)	(29,538)
Van Nuys	(30,000)	(35,000)	(34,350)	(33,050)	(36,750)	(35,450)	(38,000)	(35,200)	(34,220)	(38,142)	(36,956)	(34,627)	(33,090)	(31,399)	(29,538)

Total Pharmacy Operations Profit (Loss)	(271,850)	(306,828)	(301,082)	(299,940)	(298,318)	(302,602)	(281,273)	(272,939)	(272,296)	(276,387)	(264,709)	(228,555)	(214,488)	(200,555)	(184,456)

Corporate Expenses
G&A	(150,000)	(155,000)	(155,000)	(155,000)	(155,000)	(155,000)	(155,000)	(155,000)	(170,000)	(185,000)	(200,000)	(215,000)	(225,000)	(225,000)	(225,000)
R & D	(175,000)	(175,000)	(175,000)	(175,000)	(175,000)	(175,000)	(175,000)	(225,000)	(275,000)	(325,000)	(375,000)	(375,000)	(375,000)	(375,000)	(375,000)
Sales & Mktg	(176,634)	(189,134)	(189,134)	(189,134)	(189,134)	(189,134)	(189,134)	(189,134)	(189,134)	(198,591)	(208,520)	(218,946)	(229,894)	(241,388)	(253,458)
Other Income/Expenses	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000
Total Corporate Expenses	536,634	554,134	554,134	554,134	554,134	554,134	554,134	604,134	669,134	743,591	818,520	843,946	864,894	876,388	888,458

Operating Net Income/Loss	(818,484)	(860,962)	(855,216)	(854,074)	(867,452)	(856,736)	(860,407)	(877,073)	(941,430)	(1,049,978)	(1,083,229)	(1,072,501)	(1,079,382)	(1,076,943)	(1,072,914)

Decathlon Payment	(31,073)	(32,607)	(34,663)	(36,769)	(38,940)	(41,290)	(44,049)	(46,814)	(49,088)	(51,493)	(54,039)	(56,735)	(59,593)	(62,623)	(65,840)

Net Cash Burn	(849,557)	(893,569)	(889,879)	(890,844)	(906,391)	(898,026)	(904,456)	(923,887)	(990,518)	(1,101,471)	(1,137,268)	(1,129,237)	(1,138,974)	(1,139,567)	(1,138,754)

Series C Funding								100,000,000
Cash - Ending Balance	8,046,305	7,152,736	6,262,858	5,372,014	4,465,623	3,567,597	2,663,141	101,739,254	100,748,735	99,647,264	98,509,996	97,380,759	96,241,785	95,102,218	93,963,464